EXHIBIT 15.1

[Letterhead of Maples and Calder]

Our ref    RJT/302152/453349/v4

Your ref

Baidu.com, Inc.	Direct:	+852 2971 3007
12/F, Ideal International Plaza	Mobile:	+852 9020 8007
No. 58 West-North 4th Ring	E-mail:	richard.thorp@maplesandcalder.com
Beijing, PRC 100080

18 May 2007

Dear Sirs,

Re: Baidu.com, Inc.

We consent to the reference to our firm under the headings “Item 10.E - Additional Information - Taxation” and “Item 10.H - Additional Information - Documents on Display” in Baidu.com, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2006, which will be filed with the Securities and Exchange Commission in the month of May 2007.

Yours faithfully,

/s/ Maples and Calder
Maples and Calder